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                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-41886



                             PROSPECTUS SUPPLEMENT


                                MANGOSOFT, INC.

                       24,271,342 SHARES OF COMMON STOCK


     This Prospectus Supplement supplements the Prospectus dated November 22, 2000 (the "Prospectus") relating to the offer and sale of up to 24,271,342 shares of common stock of MangoSoft, Inc.

     Effective December 8, 2000, Robert J. Primmer, our Vice President of Marketing, resigned his position with MangoSoft. Effective December 13, 2000, we hired Linda Myers-Tierney as our Senior Vice President and Chief Marketing Officer.

     Effective December 22, 2000, Peter Caparso, our Vice President of Business Development, resigned his position with MangoSoft.

     Effective January 29, 2001, Craig Goldman resigned his position as a director of Mangosoft to pursue other interests.

     Effective February 2, 2001, James McCarthy, our Vice President of Sales, resigned his position with MangoSoft. Effective March 27, 2001, we promoted Doug Edwards to Vice President of Sales and Professional Services.

     Effective March 2, 2001, Joe Robinson resigned his position as a director of MangoSoft to pursue other interests.

     Effective March 5, 2001, Tony Coehlo joined our Board of Directors.

     Effective April 3, 2001, our Board of Directors resolved to reprice options to purchase 2,584,167 shares of our common stock. The options were originally issued between October 1999 and December 2000 and had grant prices ranging from $1.88 to $5.00 per share. The grant price for these options was reduced to $1.03, the closing market value of our common stock as of the repricing date. The repriced options continue to vest according to the original grant date. We will be required to account for these options as variable awards subsequent to the repricing date.

     Effective April 23, 2001, we implemented an approximate 40% reduction in our work force. In connection with the work force reduction, we eliminated the positions held by Ms. Linda Myers-Tierney, Senior Vice President and Chief Marketing Officer, and Mr. Thomas Teixeira, Vice President of Engineering.

     Accordingly, the Prospectus is amended to reflect the information discussed above.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




            The date of this Prospectus Supplement is May 17, 2001.